WEBTOON Entertainment Inc. 222 N. Pacific Coast Highway, Suite 2300 El Segundo, CA 90245

To: Yongsoo Kim
Re: Long-term assignment

Dear Yongsoo Kim:
I am pleased to confirm our offer to you a second amended long-term assignment from NAVER WEBTOON Ltd. (“NAVER WEBTOON”) to WEBTOON Entertainment Inc. (the “Company” or “WEBTOON”) to assume the position of President at WEBTOON. Your start date for this amended long-term assignment shall be September 1, 2026, provided that, this assignment is conditional on you continuing to hold appropriate approvals to work in the US.

1. Remuneration
1.1.    During your assignment, your annual base salary for this position shall continue to be the sum set forth in the Business Delegation Agreement between you and NAVER WEBTOON, then in effect (the “Business Delegation Agreement”). Your total base salary shall be paid to you via US and South Korean payrolls, split in the ratio mutually agreed on a quarterly basis. You will continue to be eligible to receive merit increases according to the home country’s merit guidelines used to determine the timing and percentage of the merit increase.
1.2.    During your assignment, you are entitled to cost-of-living allowances in the sum of $13,610 per month (subject to adjustments upon periodic review pursuant to expatriate support policy), as an adjustment to your base salary, taking into consideration the cost of living and family size.
1.3.    You will continue to be eligible for the target incentive set forth in the Business Delegation Agreement and its policy. The Company shall make the target incentive payout, if any, in US Dollar currency.
1.4.    You shall be entitled to tax equalization so that your tax liabilities for your remuneration hereunder are neither substantially greater nor less than the Korean income tax that you would have paid had you performed all of your duties in Korea, subject to the terms of any tax equalization policy adopted by the Company from time to time. The currency exchange rate to be used in calculating the remuneration hereunder will be mutually agreed and reviewed annually.
2. Salary Related Benefits
2.1.    Your benefits shall include the following: you can participate in the US Company Short-Term and Long-Term Disability plans as well as Basic US Life Insurance – on the basis that you will be partly paid via US payroll.
2.2.    You will be covered under US company health insurance, including medical, dental and vision insurance, in accordance with our standard US insurance policy. You and your accompanying family members will also be covered under the expatriate insurance program in accordance with our standard expatriate insurance policy.
3. Social Security, Taxes and Payroll Considerations

WEBTOON Entertainment Inc. 222 N. Pacific Coast Highway, Suite 2300 El Segundo, CA 90245

3.1.    You will be subject to social taxes in both countries on the basis that a split payroll arrangement is in place.
3.2.    The Company will directly, or indirectly through NAVER WEBTOON, pay and/or reimburse the remuneration and benefits hereunder, through a split payroll, partly through Company’s (US) payroll and partly paid through NAVER WEBTOON’s (Korea) payroll. It is the Company’s understanding that in order to withhold National Pension Contributions in Korea, at least 10% of salary must be received in Korea.
3.3.    Generally, the Company will be responsible for tax filing of your remuneration in Korea (including but not limited to base salary, cash bonus and equity compensation). The Company will withhold all applicable taxes through the withholding system.
3.4.    The Company will also be responsible for tax filing of 100% of the remuneration in the US – as you will be a US resident subject to taxes on worldwide income. Applicable withholdings will be applied. Social taxes will be withheld and remitted.
3.5.    During the term of this assignment, tax filing preparation will be provided by the accounting firm selected by the Company at the Company’s cost.
3.6    You may become subject to Japanese income tax and withholding in connection with your position and duties as Representative Director of LINE Digital Frontier Corporation (“LDF”). The Company will, in coordination with LDF and NAVER WEBTOON, cause the tax filing services under Section 3.5 to extend to Japan for the period in which you become subject to Japanese income tax and other related obligations. The amount reportable or subject to withholding in Japan shall be determined in accordance with applicable Japanese tax law, taking into account (i) the LDF director remuneration determined under the Director Appointment Agreement, including remuneration attributable to LDF duties whether performed in or outside Japan, (ii) your actual period of presence in Japan, and (iii) any other remuneration subject to Japanese income tax, withholding or reporting requirements. The anticipated allocation set forth in Section 8.1 is relevant to, but shall not by itself determine, the amount reportable or subject to withholding in Japan.
4. Relocation Related Benefits
4.1.    In connection with this assignment and in accordance with the expatriate support policy, the Company shall provide certain relocation-related benefits.
4.2.    The Company shall provide long-term rental or lease car service in accordance with the annual limit stated in the expatriate support policy, but with no monthly limits.
5. Home Travel Support
5.1.    You and your family members will be eligible for one (1) round-trip airfare to the home country (other than business trips) after one year of assignment as a home travel support. This can be substituted with one (1) round-trip airfare for one family member residing in the home country.
6. Assignment and Termination

WEBTOON Entertainment Inc. 222 N. Pacific Coast Highway, Suite 2300 El Segundo, CA 90245

6.1.    It is anticipated that this assignment will last for a period of about three (3) years from April 1, 2025, subject to renewal of the Business Delegation Agreement between you and NAVER WEBTOON. Upon satisfactory completion of the assignment, the Company will make a decision to either (1) offer you to return to a position in the home country or (2) offer you a position with WEBTOON, subject to the Company’s at-will employment policy.
6.2.    Should you voluntarily resign your position, all benefits under this assignment, and any other Company policy, including but not limited to, US company health benefit plans, arrangements, and relocation benefits will cease to be effective as of your termination date. No assistance will be provided for relocating back to the home location. Company-sponsored work permits/visas will be terminated on the earlier of the last day of your employment or last day in the US.
6.3.    Should the Company terminate your employment for cause while on this assignment, all benefits under this assignment and any other Company policy including but not limited to health benefit plans, arrangements, and relocation benefits will cease to be effective as of your termination date.
7. Repatriation
7.1.    Subject to Section 6 hereof, at the end of your assignment, the Company will provide travel back to the home location and transportation of household goods.
7.2.    Your employment is not conditional upon the completion of the assignment. In the event the Company terminates your assignment other than for cause, or there is a mutual agreement between you and the Company to terminate your assignment, you will be provided repatriation benefits back to the home country. If you voluntarily resign or are terminated for cause, you will be liable for certain relocation expenses paid by the Company in accordance with the relevant policies.
8. Allocation of Time and Duties
8.1.    Effective September 1, 2026, you shall devote approximately 75% of your overall working time to your duties as President of WEBTOON and approximately 25% of your working time to your duties as Representative Director of LDF, pursuant to: the Director Appointment Agreement between LDF and you; the Employee Secondment Agreement between NAVER WEBTOON and LDF; and Compensation Cost Recharge Agreement among the Company, NAVER WEBTOON and LDF, as renewed or amended, from time to time (collectively, the “LDF Arrangement”). This allocation is an estimate based on your expected duties, responsibilities and workload, and is not determined solely by the number of days of physical presence in any jurisdiction. While performing your duties in accordance with this Section 8.1, you shall comply with the instructions and protocols on international assignments as provided and implemented by the Company from time to time.
8.2.    For the avoidance of any doubt, expenses you incurred in each jurisdiction shall be processed through the accounts of the entity organized in that jurisdiction, and records of the work performed for each entity shall be separately maintained and documented.

WEBTOON Entertainment Inc. 222 N. Pacific Coast Highway, Suite 2300 El Segundo, CA 90245

9. Effect of LDF Remuneration on this Letter
9.1    Your annual base salary and target incentives under the Business Delegation Agreement remain unchanged by your appointment to LDF. Any remuneration, including director remuneration or target incentive in respect of your duties for LDF constitutes a portion of the aforementioned base salary and incentive, is not additional compensation. Payment of any such amount by or on behalf of LDF, or the recharge of any amount between NAVER WEBTOON and LDF discharges the corresponding portion of that amount otherwise payable to you and shall not increase the aggregate amount to which you are entitled.
9.2    You shall not receive, in respect of the same period or the same item of costs, both a benefit under this letter and a corresponding benefit paid by or on behalf of LDF. Any such allowance, benefits, arrangements that are paid by or on behalf of LDF shall be offset against such payments you are entitled to under this letter.
9.3    Any remuneration, including base salary or target incentive attributable to your duties for LDF shall be in proportion to the allocation set forth in Section 8.1 or such other allocation that reflects your actual duties performed, during the relevant performance period for each relevant entity. Any such allocation shall be applied pro rata for the portion of the relevant performance period during which you act as the Representative Director of LDF.
Once you have read and agreed to the above, please sign below, and retain a copy for your files. If any questions should arise in connection with your assignment package or related tax issues, please contact me, Glenn Choi.
We look forward to working with you as you embark upon this challenging assignment.

Sincerely,

WEBTOON Entertainment Inc.

Signed /s/ Glenn Choi    Dated 9/23/2026

Accepted and acknowledged by:
Yongsoo Kim

Signed /s/ Yongsoo Kim    Dated 9/23/2026
Yongsoo Kim